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                                                                   EXHIBIT 11


                           HASBRO, INC. AND SUBSIDIARIES

                        Computation of Earnings Per Share

              (Thousands of Dollars and Shares Except Per Share Data)

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
                                       2004                   2003                     2002
                                -------------------     ------------------      ---------------------
                                 Basic      Diluted     Basic      Diluted      Basic         Diluted
                                -------     -------     ------     -------      -------       -------
Net earnings before
 cumulative effect of
 accounting change              $ 195,977   195,977     175,015    175,015      75,058        75,058

Effect of dilutive
 securities:
   Change in fair value
    of liabilities
    potentially settleable
    in common stock                     -   (12,710)          -          -           -             -
   Interest expense on
    contingent convertible
    debentures due 2021                 -     4,263           -      4,263           -         4,263
                                  -------   -------     -------    -------     -------       -------
Adjusted net earnings           $ 195,977   187,530     175,015    179,278      75,058        79,321
                                  =======   =======     =======    =======     =======       =======


Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year              175,479   175,479     172,805    172,805     172,537       172,537
  Exercise of stock
   options and warrants:
    Actual exercise
      of options                    1,061     1,061         943        943         183           183
    Assumed exercise of
      options and warrants              -     2,305           -      4,736           -           768
    Liabilities potentially
      settleable in
      common stock                      -     5,629           -          -           -             -
    Contingent convertible
      debentures due 2021               -    11,574           -     11,574           -        11,574
                                  -------   -------     -------    -------     -------       -------
      Total                       176,540   196,048     173,748    190,058     172,720       185,062
                                  =======   =======     =======    =======     =======       =======

Per common share:
Net earnings before
 cumulative effect of
 accounting change              $    1.11       .96        1.01        .94         .43           .43
                                  =======   =======     =======    =======     =======       =======
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